Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”)  is made and entered into this May 22, 2013 among Bank of Hampton Roads, Inc., a banking association organized under the laws of the Commonwealth of Virginia, having its principal place of business at 641 Lynnhaven Parkway, Virginia Beach, Virginia 23452 (“BHR” or the “Employer”), Hampton Roads Bankshares, Inc., a Virginia corporation having its principal place of business at 641 Lynnhaven Parkway, Virginia Beach, Virginia 23452 (“HRB”) and Donna W. Richards (the “Executive”).    BHR is a wholly owned subsidiary of HRB.

WITNESSETH:

WHEREAS, the Employer recognizes the Executive’s leadership and contributions to BHR and desires to retain Executive and have the benefit of Executive’s continued loyalty, service and counsel;  and

WHEREAS, the Executive and the Employer are entering into this Agreement to set forth and confirm their respective rights and obligations with respect to Executive’s  continued employment by the Employer.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the Employer and the Executive, intending to be legally bound hereby, mutually agree as follows:

1.        Employment.

(a)      The Employer and Executive agree that Executive shall be employed as President of BHR and shall perform such services for the Employer as may be assigned to Executive by the Employer from time to time in accordance with the terms and conditions set forth in this Agreement.

(b)      The term of this Agreement shall commence on the date hereof (the “Effective Date”) and, subject to Section 5(a), shall expire on the third anniversary of the Effective Date, unless sooner terminated in accordance with the provisions of Section 5.  Executive will not be entitled to any rights or benefits as a result of the expiration of this Agreement.

2.        Duties of the Executive.

(a)      The Executive shall serve in the position of President of BHR and perform all duties and services commensurate with that position.

(b)      The Executive shall devote her full time and attention to the discharge of the duties undertaken by her hereunder.  Executive shall comply with all policies, standards and regulations of the Employer now or hereafter promulgated, and shall perform her duties under this Agreement to the best of her abilities and in accordance with general business standards of conduct.

(c)      The Executive shall be entitled to vacation during each calendar year in accordance with the vacation policy of the Employer for senior executive officers, to be taken at such time or times as the Executive and the Employer shall mutually determine.  Earned but unused paid time off shall be accrued in accordance with the Employer’s vacation policy.

3.        Compensation.  For all services to be rendered by the Executive under this Agreement, the Employer and the Executive agree as follows:

(a)      Base Salary.  The Employer shall pay the Executive a base salary (the “Base Salary”), at an annual rate of $350,000, plus such other compensation as the Employer may, from time to time, determine in its sole discretion.  At such times as determined by the Compensation Committee, as defined below, the Employer shall review the amount of the Executive’s Base Salary, and may increase such Base Salary for the following year to such amount as the Employer may determine in its sole and absolute discretion.  Such Base Salary and other compensation shall be payable in accordance with the Employer’s normal payroll practices as in effect from time to time.

(b)      Retention Bonus.  The Executive shall receive a retention bonus as follows within thirty (30) days of the execution of this Agreement:

(1)      $50,000, payable in cash; provided, however, that in the event of termination of Executive’s employment within three years of the date such retention bonus is paid Executive shall pay to the Employer an amount equal to $50,000 multiplied by a fraction, the numerator of which is thirty-six less the number of months that have elapsed since such payment and the denominator of which is thirty-six; and provided further, however, the foregoing repayment obligation shall not apply in the event of a termination due to Executive’s death or disability, by Employer other than for Cause, or by Executive for Good Reason,; and

(2)      Restricted stock units equal to $50,000 (the “RSUs”), based on the market price of HRB’s common stock on the date of grant.  The RSUs will vest and become nonforfeitable in accordance with the following schedule: 33.33% on the first anniversary of the grant date; 66.67% on the second anniversary of the grant date and 100.00% on the third anniversary of the grant date; provided, however, that in the event of Executive’s death or disability, termination of Executive’s employment by Employer other than for Cause, termination of employment by Executive for Good

Reason or a Change in Control (as defined in Section 5(g)(2)), all unvested RSUs shall automatically vest.

(c)      Incentive Bonus Plans.  The Executive will be eligible to participate in any of the Employer’s long-term or short-term incentive plans on the same terms and conditions and in relative magnitude to other senior executive officers of BHR and HRB, subject to annual bonus performance metrics and other terms and conditions of awards adopted in the sole and absolute discretion of the Compensation Committee of the HRB’s Board of Directors (the “Compensation Committee”) on an annual basis.

(d)      Other Benefits.  Subject to any applicable eligibility requirements, from and after the Effective Date and throughout Executive’s employment hereunder, except as otherwise expressly provided in the Agreement, the Executive shall be entitled to participate in all cash and non-cash employee benefit plans maintained by the Employer or HRB for senior executive officers or employees generally, including but not limited to (i) a 401(k) retirement program, (ii) long-term disability, (iii) extended medical leave, (iv) paid-time off and (v) health insurance, dental insurance and life insurance coverage as are provided to the class of employees that includes the Executive.

4.        Expenses.  The Employer shall promptly reimburse the Executive for (a) all reasonable expenses the Executive pays or incurs in connection with the performance of the Executive’s duties and responsibilities under this Agreement, upon presentation of expense vouchers or other appropriate documentation for such expenses and (b) all reasonable professional expenses, such as licenses and dues and professional educational expenses, the Executive pays or incurs during her employment hereunder, all of the above in accordance with Employer’s policies with respect thereto.

5.        Termination of Employment; Change in Control.

(a)      Notwithstanding the termination of this Agreement or the termination of Executive’s employment for any reason, the parties shall be required to carry out any provisions of this Agreement which contemplate performance by them subsequent to such termination.  In addition, no termination of this Agreement shall affect any liability or other obligation of either party which shall have accrued prior to such termination, including, but not limited to, any liability, loss or damage on account of breach.  No termination of employment shall terminate the obligation of the Employer to make payments of any vested benefits provided hereunder or the obligations of Executive under Section 6 of this Agreement.  The existence of any claim or cause of action of the Executive against the Employer, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by the Employer of the restrictions, covenants and agreements contained in this Agreement.

(b)      Executive’s employment hereunder may be terminated by Executive upon thirty (30) days written notice to the Employer or at any time by mutual agreement in writing.  It shall not constitute a breach of this Agreement for the Employer to suspend Executive’s duties and to place Executive on a paid leave during the thirty (30) day notice period.

(c)      This Agreement shall terminate upon death of Executive; provided, however, that in such event the Employer shall pay to the estate of Executive the compensation, including salary and accrued but unused paid-time off in accordance with Employer’s policies with respect thereto, which otherwise would be payable to Executive through the end of the  month in which her death occurs.  Such amounts shall be paid at the end of the payroll period that follows the payroll period in which her employment terminates due to death.  Additionally, there shall be paid to the Executive’s estate (i) any bonus or other short term incentive compensation earned, but not yet paid, for any year prior to the year in which her death occurs and (ii) any bonus or other short term incentive compensation for the year in which her death occurs that she would have been eligible to receive if she had lived, multiplied by a fraction, the numerator of which is the number of days in the year that precede the date on which her death occurs and the denominator of which is three hundred sixty-five.

Any bonus or other short term incentive compensation payable under this Section 5(c) shall be paid (i) on the date of payment to other employees eligible for bonuses or other short term incentive compensation under the same plan or plans, or, (ii) if no date or time frame for payment is specified in those plans, by March 15 of the calendar year following the calendar year in which the compensation is earned.

(d)      (1)    The Employer may terminate Executive’s employment other than for “Cause”, as defined in Section 5(e), at any time upon written notice to Executive, which termination shall be effective immediately.  Executive may resign thirty (30) days after notice to the Employer for “Good Reason”, as hereafter defined.  In the event the Executive’s employment terminates pursuant to this Section 5(d)(1), Executive shall receive, at the end of the payroll period that follows the payroll period in which her employment terminates, her salary earned through the date of termination and accrued but unused paid-time off.  In the event the Executive’s employment terminates pursuant to this Section 5(d)(1), Executive shall also receive the following items on the later of the applicable date set forth below or the 60th day following her termination of employment, provided that Executive signs a release and waiver of claims reasonably satisfactory to the Employer that becomes irrevocable within 60 days of her termination of employment, and provided further that any portion of the premium due to be paid by the Employer during such 60-day period under item (iv) below shall be paid by the Employer on the due date whether or not the release and waiver has been signed:

(i)      An amount equal to 300% of her current rate of annual salary in effect immediately preceding such termination; and

(ii)         Any bonus or other short term incentive compensation earned, but not yet paid, for any year prior to the year in which her employment terminates; and

(iii)        Any bonus or other short term incentive compensation for the year in which her employment terminates that she would have been eligible to receive if her employment had not terminated, multiplied by a fraction, the numerator of which is the number of days in the year that precede the date on which she is notified of the termination of her employment and the denominator of which is three hundred sixty-five; and

(iv)         If Executive timely elects COBRA coverage, her current benefits under group health and dental plans will continue.  In such case, for the longer of one year or the remainder of the term of this Agreement: (a) Executive will receive such benefits at the rates paid by active participants, and (b) the Employer will continue to pay its portion of such health and dental premiums.  In no event shall such benefits continue beyond the period permitted by COBRA, and periods of coverage under this Agreement shall offset Executive’s period of coverage under COBRA.

Any amount due under Section 5(d)(1)(ii) or (iii) shall be paid on (i) the date of payment to other employees eligible for bonuses or other short term incentive compensation under the same plan or plans or, (ii) if no date or time frame for payment is specified in those plans, by March 15 of the calendar year following the calendar year in which the compensation is earned.

If Executive is a “specified employee” under Section 409A on the date of her termination of employment, payment of amounts due under Section 5(d)(1) shall be made six months and one day after the date her employment terminates to the extent required by Section 409A.

(2)      Notwithstanding anything in this Agreement to the contrary, if Executive breaches Section 6 of this Agreement, Executive will not thereafter be entitled to receive any further compensation or benefits pursuant to this Section 5(d)(1).

                        (3)  For purposes of this Agreement, Good Reason shall mean:

(i)      The continued assignment of duties to the Executive by the Employer which result in the Executive having significantly less authority or responsibility than contemplated in Section 2 hereof or ceasing to report directly to the Chief Executive Officer of HRB without her express written consent;

(ii)    The relocation of the Executive to any other primary place of employment which might require the Executive to move the Executive’s residence which, for this purpose, includes any reassignment to a place of employment located more than fifty (50) miles from the Executive’s initially assigned place of employment, without the Executive’s express written consent to such relocation; provided, however, this subsection (ii) shall not apply in connection with the relocation of the Executive if the Employer decides to relocate its headquarters; or

(iii)         The Employer’s failure to comply with any material term of this Agreement after being advised in writing of such failure and having been given a reasonable opportunity and period to remedy such failure, if such failure can be remedied.

(e)       The Employer shall have the right to terminate Executive’s employment under this Agreement at any time for Cause, which termination shall be effective immediately.  Termination for “Cause” shall mean material failure of the Executive to perform her duties under this Agreement due to the gross negligence or gross misconduct of the Executive, unlawful business conduct, theft, commission of a felony, a material violation of the Employer’s work rules or policies or a breach of Executive’s fiduciary duties.  In the event Executive’s employment under this Agreement is terminated for Cause, Executive shall thereafter have no right to receive compensation or other benefits under this Agreement.

(f)      If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Employer’s affairs by a notice served pursuant to the Federal Deposit Insurance Act, the Employer’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Employer may in its discretion (i) pay Executive all or part of  the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(g)      (1)  If Executive’s employment is terminated without Cause within one year after a Change in Control shall have occurred or if she resigns for Good Reason within one year after a Change in Control shall have occurred, then Executive shall receive, at the end of the payroll period that follows the payroll period in which her employment terminates, her salary earned through the date of termination and accrued but unused paid-time off.  In the event the Executive’s employment terminates pursuant to this Section 5(g)(1), Executive shall also receive the following items:

(i)      An amount equal to 300% of her current rate of annual salary in effect immediately preceding such termination; and

(ii)         Any bonus or other short term incentive compensation earned, but not yet paid, for any year prior to the year in which her employment terminates; and

(iii)        Any bonus or other short term incentive compensation for the year in which her employment terminates that she would have been eligible to receive if her employment had not terminated, multiplied by a fraction, the numerator of which is the number of days in the year that precede the date on which she is notified of the termination of her employment and the denominator of which is three hundred sixty-five; and

(iv)         If Executive timely elects COBRA coverage, her current benefits under group health and dental plans will continue.  In such case, for the longer of one year or the remainder of the term of this Agreement: (a) Executive will receive such benefits at the rates paid by active participants, and (b) the Employer will continue to pay its portion of such health and dental premiums.  In no event shall such benefits continue beyond the period permitted by COBRA, and periods of coverage under this Agreement shall offset Executive’s period of coverage under COBRA.

Any amount due under Section 5(g)(1)(i) shall be paid within thirty (30) days after the date her employment terminates.  Any amount due under Section 5(g)(1)(ii) or (iii) shall be paid on (i) the date of payment to other employees eligible for bonuses or other short term incentive compensation under the same plan or plans or, (ii) if no date or time frame for payment is specified in those plans, by March 15 of the calendar year following the calendar year in which the compensation is earned.  If Executive is a “specified employee” under Section 409A on the date of her termination of employment, payment shall be made six months and one day after the date her employment terminates to the extent required by Section 409A.  Payment under this Section 5(g)(1) shall be in lieu of any amount that it is or might be due under Section 5(d).

(2)    For purposes of this Agreement, “Change in Control” is defined as the date that (i) any one person, or more than one person, acting as a group, acquires ownership of stock of HRB that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of HRB, (b) during any period of twelve consecutive months, individuals who at the beginning of such period constituted the Board of Directors of HRB (the “Board”) and any new directors, whose election by the Board or nomination for election by the HRB’s stockholders was approved by a vote of at least three-fourths (3/4ths) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board, or (c) during any period of twelve consecutive months, (i) any one person, or more than one person, acting as a group, acquires ownership of stock of HRB that, together with stock held by such person or group constitutes more than 30% of the total voting power of the stock of HRB, and (ii) individuals who at the beginning of such period constituted the Board cease in connection with such 30% change in voting stock ownership, cease to constitute a majority of the Board.  For purposes of this Section, “group” shall have the meaning set forth in Treasury Regulation Section 1.409A-3(i)(5), or any successor thereto in effect at the time a determination of whether a Change in Control has occurred is being made.

(3)      It is the intention of the parties that no payment be made or benefit provided to Executive pursuant to this Agreement that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code and any regulations thereunder, thereby resulting in a loss of an income tax deduction by the Employer or the imposition of an excise tax on Executive under Section 4999 of the Code.  If the independent accountants serving as auditors for the Employer on the date of a Change in  Control (or any other accounting firm designated by the Employer) determine that some or all of  the payments or benefits scheduled under this Agreement, as well as any other payments or benefits on a Change in  Control, would be nondeductible by the Company under Section 280G of  the Code, then the payments scheduled under this Agreement will be reduced to one dollar less than the maximum amount which may be paid without causing any such payment or benefit to be nondeductible.  The determination made as to the reduction of benefits or payments required hereunder by the independent accountants shall be binding on the parties.  Executive shall have the right to designate within a reasonable period, which payments or benefits will be reduced provided, however, that if no direction is received from Executive, the Employer shall implement the reductions in its discretion; provided, however, that no reduction shall be permitted that results in a deferral prohibited by Section 409A.

(4)      Notwithstanding anything in this Agreement to the contrary, if Executive breaches Section  6 of this Agreement, Executive will not thereafter be entitled to receive any further compensation or benefits pursuant to this Section 5(g)(1).

(h)      Notwithstanding anything contained in this Section 5, the Employer and HRB shall not be obligated to make any payment or provide any benefit, pursuant to this Section 5 if either HRB or BHR is prohibited from making any “golden parachute payments” (as defined in 12 C.F.R. 359.1) to the Executive, unless the Board of Governors of the Federal Reserve System, or other appropriate Federal banking agency, with the written concurrence of the Federal Deposit Insurance Corporation, if required, determines that such payments and benefits, or portions thereof, under Section 5 are permissible after a written request is filed in accordance with 12 C.F.R. 359.6 to provide such payments and benefits.  The Employer  will use its reasonable good faith efforts to prepare and file such written request in a timely manner.  The Executive acknowledges that HRB and BHR, as of the date of this Agreement, are considered to be in a “troubled condition” and are subject to the limitations on “golden parachute payments” set forth in 12 C.F.R. part 359.  If and when HRB and BHR are no longer considered to be in a “troubled condition” or otherwise subject to the restrictions of this subsection, the Employer shall, upon the request of the Executive, ratify and re-affirm the Agreement in writing.

6.        Confidential Information.  The Executive understands that in the course of the Executive’s employment by the Employer the Executive will receive confidential information concerning the business of BHR and HRB and that the Employer desires to protect the confidentiality of such information.  The Executive agrees that the Executive will not at any time during or after the period of the Executive’s employment by the Employer reveal to anyone outside the Employer, or use for the Executive’s own benefit, any such information that has been designated as confidential by the BHR or HRB or that the Executive understood to be confidential without prior specific written authorization by the Employer.  Upon termination of this Agreement, and upon the request of the Employer, the Executive shall promptly deliver to the Employer any and all written or electronic materials, records and documents, including all copies of this Agreement, made by the Executive or coming into the Executive’s possession during her employment hereunder and that the Executive retained containing or concerning confidential information of BHR or HRB and all other written or electronic materials furnished to and retained by the Executive by the Employer for the Executive’s use during her employment, excluding all copies of this Agreement, whether of a confidential nature or otherwise.

7.        Representation and Warranty of the Executive.  The Executive represents and warrants to the Employer that the Executive is not under any obligation, contractual or otherwise, to any other firm or corporation, which would prevent the Executive from entering into the employ of the Employer under this

Agreement or prevent the Executive from performing the terms of this Agreement.

8.        Regulatory Compliance.  Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that the Employer (or any of its successors in interest) shall not be obligated to make any payment, accrue any obligation for, or take any action under this Agreement if:

(a)      such payment or action is prohibited by any governmental agency having jurisdiction over HRB or any of its subsidiaries (hereinafter referred to as “Regulatory Authority”) because HRB or any of its subsidiaries is declared by such Regulatory Authority to be insolvent, in default or operating in an unsafe or unsound matter; or

(b)      such payment or action (i) would be prohibited by or would violate any provision of state or federal law applicable to BHR or HRB, including, without limitation, the Emergency Economic Stabilization Act of 2008 and the Federal Deposit Insurance Act, as either is now in effect or hereafter amended, (ii) would be prohibited by or would violate any applicable rules, regulations, orders or statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (iii) otherwise would be prohibited by any Regulatory Authority.

The Employer shall, upon the request of the Executive, ratify and re-affirm the Agreement in writing if, when and each time any of the following occurs: (i) HRB and BHR are no longer subject to the Emergency Economic Stabilization Act of 2008; (ii) HRB and BHR are no longer considered to be in a “troubled condition” or otherwise subject to the restrictions of Section 5(h); or (iii) any other condition, applicable provision of state or federal law or any applicable rules, regulations, orders or statements of policy that would prohibit any payment or action pursuant to this Section 8 ceases to apply to HRB and BHR.

9.        Clawback.  Notwithstanding anything contained in this Agreement to the contrary, Executive agrees that any payment under this Agreement will be subject to any clawback or recovery policy of Employer as may be adopted from time to time or as may be required to be made pursuant to law, government regulation, order, or stock exchange listing requirement applicable to BHR or HRB.

10.      Entire Agreement; Amendment.  This Agreement contains the entire agreement between BHR, HRB and the Executive with respect to the subject matter of this Agreement, and this Agreement may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by BHR, HRB and the Executive.

11.      Assignability.  The services of the Executive under this Agreement are personal in nature, and the Employer may not assign this Agreement nor the rights or obligations of the Employer under this Agreement, whether by operation of law or otherwise, without the Executive’s prior written consent.  This Agreement shall be binding upon, and inure to the benefit of, the Employer and its permitted successors and assigns under this Agreement.  The Executive may not assign this Agreement, but the Executive’s benefits under this Agreement shall inure to the benefit of the Executive’s heirs, executors, administrators and legal representatives to the extent this Agreement expressly provides.

12.      Notice.  Any notice that may be given under this Agreement shall be in writing and be deemed given when hand delivered and acknowledged or, if mailed, one day after mailing by registered or certified mail, return receipt requested, or if delivered by an overnight delivery service, one day after the notice is delivered to such service, to any party to this Agreement at its respective address stated above, or at such other address as any party may by similar notice designate.

13.      Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of Section  6 of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  The parties accordingly agree that each of the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of Section 6 of this Agreement and to enforce specifically the terms and provisions of Section 6 of this Agreement, and that such injunctive relief shall be in addition to any other remedy to which any party is entitled at law or in equity.

14.      No Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than BHR, HRB and the Executive and the heirs, executors, administrators and personal representatives of the Executive any rights or remedies of any nature under or by reason of this Agreement.

15.      Successor Liability.  The Employer shall require any subsequent successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Employer to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place.

16.      Mitigation.  The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer or by retirement benefits payable after the termination of this Agreement, except that the Employer shall not be required to provide the Executive and the Executive’s eligible dependents with medical insurance coverage as long as the Executive and the Executive’s eligible dependents are receiving comparable medical insurance coverage from another employer.

17.      Waiver of Breach.  The failure at any time to enforce or exercise any right under any of the provisions of this Agreement or to require at any time performance by the other parties of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part of this Agreement, or the right of any party hereafter to enforce or exercise its rights under each and every provision in accordance with the terms of this Agreement.

18.      No Attachment.  Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 18 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Executive or the Executive's estate and their assigning any rights under this Agreement to the person or persons entitled hereto.

19.      Severability.  The invalidity or unenforceability of any term, phrase, clause, paragraph, section, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforceability of any other provision, or any part of this Agreement, but this Agreement shall be construed as if such invalid or unenforceable term, phrase, clause, paragraph, section, restriction, covenant, agreement or other provision had never been contained in this Agreement unless the deletion of such term, phrase, clause, paragraph, section, restriction, covenant, agreement or other provision would result in such a material change as to cause the covenants and agreements contained in this Agreement to be unreasonable or would materially and adversely frustrate the objectives of the parties as expressed in this Agreement.

20.      Survival of Benefits.  Any provision of this Agreement that provides a benefit to the Executive and that by the express terms of this Agreement does not terminate upon the expiration of her employment hereunder shall survive the expiration the term of her employment and shall remain binding upon the Employer until such time as such benefits are paid in full to the Executive or the Executive’s estate.

21.      Construction.  This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Virginia, to the extent not inconsistent with federal law, without giving effect to principles of conflict of laws.  All headings in this Agreement have been inserted solely for convenience of reference only, are not to be considered a part of this Agreement and shall not affect the interpretation of any of the provisions of this Agreement.

22.      Jury Waiver. Employer and Executive agree that in any litigation action or proceeding arising out of or relating to this Agreement or Executive’s employment with Employer, trial shall be in a court of competent jurisdiction without a jury.  Employer and Executive irrevocably waive any right each may have to a jury trial and a copy of this Agreement may be introduced as written evidence of the waiver of the right to trial by jury.  Employer has not made and Executive has not relied on, any oral representation regarding the enforceability of this provision.  Employer and Executive have read and understand the effect of this jury waiver provision.

23.      Venue. Employer and Executive hereby expressly consent to be subject to the jurisdiction of the Commonwealth of Virginia to determine any disputes regarding this Agreement and further agree that the exclusive venue for any such dispute shall be in Norfolk, Virginia.  Employer and Executive agree to accept the jurisdiction of any such court and each waives any claim and warrants that he or it will not argue or contend that any such court does not have jurisdiction, is not an appropriate forum or venue or that such a forum is inconvenient.

IN WITNESS WHEREOF, each of HRB, BHR and the Executive have executed this Agreement as of the date first written above.

_____________ _____________ s__________________
HAMPTON ROADS BANKSHARES, INC. By: /s/ Douglas J. Glenn_____________ THE BANK OF HAMPTON ROADS By: /s/ Douglas J. Glenn_____________ /s/ Donna W. Richards__________________ Donna W. Richards

20900439_10